Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2023, with respect to the consolidated financial statements included in the Annual Report of ProFrac Holding Corp. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said report in the Registration Statement of ProFrac Holding Corp. on Form S-8 (File No. 333-265176).

/s/ GRANT THORNTON LLP

Dallas, Texas

March 30, 2023